News Release

[GRAPHIC OMITTED]

Media Inquiries	Investor Inquiries

Michelle Davidson 908-582-7635 (office) 908-490-1731 (home) mmdavidson@lucent.com	Barbara Gasper 908-582-8577 (office) 888-417-3212 (pager) bgasper@lucent.com

Mary Lou Ambrus 908-582-3060 (office) 908-707-1147 (home) mambrus@lucent.com

LUCENT TECHNOLOGIES REPORTS RESULTS FOR FOURTH FISCAL QUARTER 2001 AND
CONFIRMS RETURN TO PROFITABILITY AND POSITIVE CASH FLOW IN FISCAL YEAR 2002

  Company delivers revenues of $5.2 billion
  Losses reduced further by 24% sequentially on a pro forma basis (pro forma net loss from continuing operations of $909 million)
  Business restructuring charge of $8 billion recorded, in line with previously announced range of $7 billion to $9 billion

FOR RELEASE:  TUESDAY, OCTOBER 23, 2001

         MURRAY HILL, N.J. - Lucent Technologies (NYSE:LU) today reported revenues of $5.2 billion for the fourth fiscal quarter of 2001 compared with $5.9 billion in revenues achieved in the third fiscal quarter of 2001. On a sequential basis, the pro forma 1 loss per share 2 from continuing operations improved from a loss of 35 cents to a loss of 27 cents. The fourth fiscal quarter pro forma results exclude business restructuring and one-time charges of $8 billion3, and the amortization of goodwill and acquired intangibles.

        "We delivered continued improvement in the bottom line and a solid top-line performance in the face of sharply reduced spending throughout the industry," said Lucent Chairman and Chief Executive Officer Henry Schacht. "Despite the short term weakness in the market, we believe that our Phase II restructuring actions will drive our return to profitability and positive cash flow in fiscal year 2002."

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        Compared with the fourth fiscal quarter of 2000, revenues declined 28 percent to $5.2 billion and the pro forma loss from continuing operations was $909 million, or a loss of 27 cents per basic and diluted share. For fiscal year 2001, revenues declined 26 percent to $21.3 billion and the pro forma loss from continuing operations was $4.7 billion, or a loss of $1.39 per basic and diluted share compared to the prior year.

FISCAL YEAR 2001 SUMMARY

        "All along, we've said fiscal 2001 would be a rebuilding year for Lucent," Schacht said. "We developed a set of plans to return Lucent to profitability in fiscal year 2002, and we're successfully executing against them." Comparing the first fiscal quarter of 2001 to the fourth, Lucent made significant progress in key areas:

  Cash flow4 improved by nearly $2 billion.  Cash flow was negative $2.2 billion in the first quarter of fiscal year 2001. For the quarter ended Sept. 30, 2001, the company's cash flow was negative $280 million.
  Expense run rate declined by $2.4 billion5.  As a result of its continuing restructuring efforts,
  Lucent's annual expense run rate has declined by $2.4 billion from the first fiscal quarter to the quarter ending Sept. 30.
  Headcount reduced by 29,000.  Lucent’s work force was 106,000 at the end of the first fiscal quarter, excluding Agere Systems. At Sept. 30, it was 77,000. The reduction was achieved through a combination of force reductions, a voluntary retirement offer, divestitures of businesses, and attrition. The company expects to reach its target of 57,000 to 62,000 employees by the end of the second fiscal quarter of 2002 through previously announced job reductions, attrition, outsourcing plans and the completion of the sale of the optical fiber business.

        "We have executed on our plans and made significant progress in just one year. These results set the stage for achieving profitability and positive cash flow in fiscal year 2002," Schacht said.

GUIDANCE -- THE RETURN TO PROFITABILITY IN FISCAL YEAR 2002

  Overall market outlook declines
  Outlook for first fiscal quarter 2002
  Early signs of increased customer spending in second fiscal quarter 2002

        "As we said on Aug. 23, the market continues to decline," said Schacht. "Like others in the industry, we now believe the overall market decline in 2002 will be 15-to-20 percent, and our targeted market will be down 10 percent or more.

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We think industry spending in our first fiscal quarter of 2002 will be even lower than these levels due to the increased uncertainty after Sept. 11 and the spending patterns of our large North American customers.”

         Commenting on guidance for the first fiscal quarter of 2002, Schacht continued, "We expect to, once again, deliver sequential improvement on the bottom line thanks to our restructuring activities. As to the top line, we expect our revenues to decline sequentially.

         "We believe our revenues will improve in the second fiscal quarter of 2002. In fact, we are seeing early signs of increased customer spending in some segments of our business for that quarter. This isn't surprising because even our customers' reduced forecasts for calendar 2002 are still higher than their rate of spending in the current quarter."

         Commenting on the year, Schacht said, "When we put our plan together, we were conservative and took these difficult market conditions into consideration. We still believe that we will be able to meet our goal of returning to profitability and positive cash flow in 2002."

GROSS MARGIN PERFORMANCE

  Issues that impacted fourth fiscal quarter margins
  Lucent's path to 35 percent margins in fiscal year 2003

         The pro forma gross margin for the quarter represented 12.5 percent of revenues from continuing operations, a sequential decrease of 4 percentage points and a decline of 21 percentage points compared with the year-ago quarter. "In the quarter, gross margin was primarily affected by significant inventory-related charges, lower sales volumes as many large service providers are delaying their capital expenditures, and geographic mix," said Lucent Chief Financial Officer Frank D'Amelio. Without the charges related to inventory, Lucent's gross margin for the quarter would have represented approximately 21 percent of revenues.

         Using the company's 12.5 percent gross margins recorded in the fourth fiscal quarter of 2001 as a base, Lucent expects to achieve 35 percent margins in fiscal year 2003 through the following:

  Improved sales volumes and product mix, which will increase margins by 4-6 percentage points.
  Reduction of one-time items like inventory-related charges, which will increase gross margin by 7-9 percentage points;

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  Implementation of cost reductions, which will add 3-5 percentage points to the margin;
  Market and product rationalization work will increase margins by 2-5 percentage points;
  Introduction of new products, which will yield an additional 2-5 percentage points.

         "With these items and the increased customer spending that we expect in our second fiscal quarter of 2002, we feel we have a path to get us to our goal of 35 percent gross margins in fiscal year 2003," D'Amelio said.

EXPENSES

         On a pro forma basis, Lucent reported significant improvement in reducing its selling, general and administrative (SG&A) expenses. SG&A decreased 35 percent to $1.18 billion on a sequential basis driven by lower provisions for receivables and customer financing and from headcount reductions in connection with the company's business restructuring program. SG&A declined 23 percent compared to the year-ago quarter due to headcount reductions in connection with the company's business restructuring program.

         Research and development spending decreased 6 percent sequentially to $745 million as the company continues its product rationalization efforts. Compared with the year-ago quarter, R&D spending declined 5 percent.

BALANCE SHEET AND FUNDING PLAN UPDATE

         "Our business restructuring program continues to drive improvements on our balance sheet," said D'Amelio. "On a sequential basis, we've generated an additional operational improvement in inventory of approximately $500 million. Inventory turns improved 17 percent and days sales outstanding (the number of days required to collect a receivable) improved two days on a sequential basis and 34 days compared to the year-ago quarter."

         Commenting on Lucent's liquidity, D'Amelio said, "We have the funding we need to complete our aggressive restructuring plans." During the quarter, Lucent generated $1.885 billion in gross proceeds from a redeemable convertible preferred stock offering and completed a $330 million real estate financing transaction. The company also generated $572 million in proceeds from the sale of its Oklahoma City and Columbus, Ohio, manufacturing operations. As of Sept. 30, the company's cash balance was $2.4 billion, and $1 billion was outstanding against the $4 billion in available credit facilities.

         In mid-August, the financial covenants of the credit facilities were amended to give Lucent more flexibility in executing its Phase II restructuring plans. At quarter end, the company was in compliance with these covenants.

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         In addition, as previously announced by Furukawa and CommScope, the completion of the sale of the company's optical fiber business has been delayed due to the Sept. 11 disasters. "We don't expect the delays caused by the Sept. 11 disasters to affect our plans. We remain on track and expect to close the sale in the current quarter," said D'Amelio.

FOURTH FISCAL QUARTER 2001 RESULTS ON AN AS-REPORTED BASIS

         On an as-reported basis, revenue for the fourth fiscal quarter of 2001 declined 28 percent to $5.2 billion compared with $7.2 billion in the year-ago quarter. The loss from continuing operations, including the $8 billion business restructuring and one-time charges, as well as the amortization of goodwill and other acquired intangibles, was $7.3 billion, or a loss of $2.16 per basic and diluted share, compared with a loss of $294 million, or a loss of 9 cents per basic and diluted share, in the year-ago quarter. Including the loss from discontinued operations and the extraordinary gain related to the sale of the power systems business, Lucent's as-reported results for the quarter were a net loss of $8.8 billion, or a loss of $2.59 per basic and diluted share, compared with a net loss of $484 million, or a loss of 14 cents per basic and diluted share, in the year-ago quarter.

FISCAL YEAR 2001 RESULTS ON AN AS-REPORTED BASIS

         On an as-reported basis for fiscal year 2001, the loss from continuing operations, including the $11.4 billion business restructuring and one-time charges, as well as the amortization of goodwill and other acquired intangibles, was a loss of $14.2 billion, or a loss of $4.18 per basic and diluted share, compared with net income of $1.4 billion, or earnings of 43 cents per diluted share, in fiscal year 2000. Including the loss from discontinued operations, the extraordinary gain related to the sale of the power systems business, and the cumulative effect of accounting changes, Lucent's as-reported results for fiscal year 2001 were a net loss of $16.2 billion, or a loss of $4.77 per basic and diluted share, compared with net income of $1.2 billion, or earnings of 37 cents per diluted share, in fiscal year 2000.

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RESTRUCTURING UPDATE

  Lucent reduces its work force by an additional 10,000 for a total of 18,500 in the quarter
  Annual expense run rate declines by an additional $400 million

        Schacht said, “We have successfully met or exceeded all points of Phase I of our business restructuring program, and we’re fully engaged in executing Phase II.” Building on the targets that were achieved in Phase I, the company is on track to deliver the following from Phase II:

  An additional reduction in annual operating expenses of $2 billion. In the quarter, Lucent reduced its expenses by $400 million on an annualized basis.
  An additional improvement in working capital performance of $1 billion. To date Lucent has achieved a $100 million improvement in working capital.
  An additional reduction in the company’s capital spending rate of $750 million. The company is targeting capital spending of $750 million for all of fiscal year 2002, down from a plan of $1.5 billion for fiscal year 2001.
  An additional reduction in work force of 15,000 – 20,000. Since July, Lucent has eliminated nearly 10,000 jobs due to work force reductions and attrition, in addition to the 8,500 that were eliminated as a result of the company’s voluntary offer.

        Phase II involved recording a business restructuring charge of $8 billion in the fourth fiscal quarter of 2001 related to the headcount reductions, product rationalizations and the associated asset write-offs. Of the total charge, $1.4 billion is cash-related. This $8 billion charge is in the range the company cited in its July earnings report.

REVIEW OF OPERATIONS – THREE MONTHS ENDED SEPT. 30, 2001

        On a sequential basis, the company's results for both Products and Services were impacted by the significant decline in spending in North America, while sales in International regions remained flat despite the overall reduction of spending outside the United States. The company announced more than $2 billion in customer contracts during the quarter.

Lucent Products

        Revenues for the fourth fiscal quarter of 2001 were $4.1 billion, a decrease of 12 percent sequentially and a decline of 27 percent compared with the year-ago quarter when overall market conditions were much more robust. On a sequential basis, revenues for wireless products increased 26 percent.

        For the 12 months ended Sept. 30, 2001, Product revenues decreased 28 percent to $16.8 billion compared with fiscal year 2000.

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        Recent Product highlights include:

  A five-year general purchase agreement with Cingular Wireless, the nation’s second largest wireless carrier serving more than 21 million subscribers, to supply mobile network equipment including base stations and software in 30 markets.
  Regaining leadership in the optical equipment market. According to an August report from Dell’Oro Group, Lucent captured the largest market share - 21.1 percent - of the $4 billion global optical equipment market during the second quarter of 2001.
  A multimillion dollar agreement with Japan Telecom to deploy the Lucent WaveStar® LambdaRouter – representing the first commercial deployment of an all-optical switch in the Japanese communications network.
  Multimillion dollar optical networking contracts with France Telecom, the UK’s COLT Telecom, NETs of France, and Korea’s Powercomm and Korea Telecom.
  Market leadership in worldwide “universal port” gateway shipments (according to Cahners In-Stat, Dell’Oro and Synergy Research Group), service level management software (according to IDC) and the 3G wireless network infrastructure (according to Cahners In-Stat Group).
  Became the first North American vendor to announce commercial availability – and delivery – of a third-generation (3G) CDMA2000 1X wireless solution. Initial customers include Verizon Wireless, Sprint PCS and Telesp Celular.

Lucent Services

        Revenues for the fourth fiscal quarter of 2001 were $1 billion, a decrease of 12 percent sequentially and a decrease of 29 percent compared with the year-ago quarter.

        For the 12 months ended Sept. 30, 2001, Services revenues decreased 16 percent to $4.2 billion compared with fiscal year 2000.

        Recent Services highlights include:

  Participation in the five-year agreement with Cingular Wireless, in which Lucent Worldwide Services (LWS) will provide professional services in 30 markets, including Atlanta, Boston, Dallas, Philadelphia and Washington, D.C.
  Participation in four-year agreement with Saudi Telecom to expand the nationwide wireline network in the Kingdom by 150,000 subscriber lines with a value of over US$150 million. LWS will provide professional design and engineering expertise, as well as installation and network integration services.

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DISCONTINUED OPERATIONS

        Lucent continues to move forward with its intention to spin off Agere Systems Inc., formerly the microelectronics business, as a fully independent company and has accounted for the financial results of that business as discontinued operations.

        In the quarter, Lucent recorded a net loss from discontinued operations of $1.5 billion. The loss primarily resulted from Lucent's share of a goodwill writedown recorded by Agere during the current quarter.

        Lucent's financial information for discontinued operations will differ from the information reported by Agere Systems due to different assumptions and allocations required to be made by the two companies.

        The quarterly earnings conference call will take place today at 10 a.m. (EDT) and be broadcast live over the Internet at http://www.lucent.com/investor/conference/webcast. It will be maintained on the site for replay through October 30.

        Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world's largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company's systems, services and software are designed to help customers quickly deploy and better manage their networks and create new, revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers and suppliers, customer demand for our products and services, availability of manufacturing capacity, components and materials, timely completion of the sale of certain of Lucent’s manufacturing facilities and assets and its optical fiber business, and continued availability of quality products and components at reasonable prices after these sales, control of costs and expenses, international growth, credit concerns in the emerging service provider market, our credit rating and ability to provide customer financing when appropriate, compliance with the covenants and restrictions of our bank credit facilities, the timely completion of the expected distribution of Agere shares to Lucent shareowners, the timely implementation of our restructuring and financial plans, general industry and market conditions and growth rates and general domestic and international economic conditions including the global economic slowdown and interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. In addition, see the prospectus and reports filed by Agere with the SEC for a further list and description of risks and uncertainties related to Agere. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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1The pro forma and as-reported results from continuing operations for the year ended Sept. 30, 2001, and for the quarters ended Sept. 30, 2001, and June 30, 2001, include the effects of the company’s adoption of Staff Accounting Bulletin 101 – Revenue Recognition in Financial Statements. Results for the year ended Sept. 30, 2001, include a net increase in revenue of $90 million and an $11 million decrease in the loss from continuing operations; results for the quarter ended Sept. 30, 2001, include a net increase in revenue of $39 million and an $11 million decrease in the loss from continuing operations; and results for the quarter ended June 30, 2001, which has been restated, reflect a net increase in revenue of $67 million and a $9 million decrease in the loss from continuing operations from the amounts previously reported for this quarter.

The pro forma results from continuing operations for the year ended Sept. 30, 2001, and for the quarters ended Sept. 30, 2001, and June 30, 2001, exclude business restructuring and one-time charges and amortization of goodwill and other acquired intangibles. The pro forma results from continuing operations for the year and quarter ended Sept. 30, 2000, exclude the amortization of goodwill and other acquired intangibles and purchased in-process research and development charges. Income taxes are reflected on a pro forma stand-alone basis and exclude the effect of tax benefits associated with discontinued operations and the pro forma adjustments noted above.

2The earnings (loss) per share information reported in this release for all periods except for the year ended Sept. 30, 2000, represent basic and diluted earnings (loss) per share. As a result of the loss reported from continuing operations for the respective periods presented, potentially dilutive securities have been excluded from the calculation of earnings (loss) per share because their effect would reduce the loss. Earnings (loss) per share information reported in this release for the year ended Sept. 30, 2000, represent diluted earnings per share. In addition, the pro forma and as-reported loss per share from continuing operations and the net loss per share reflect the per share loss applicable to common shareowners for the three months and year ended Sept. 30, 2001, which includes the impact of the $28 million of preferred dividends and accretion.

3The business restructuring and one-time charges comprise $4.6 billion of asset writedowns, $1.1 billion for employee separations, $1.2 billion for termination benefits in connection with the July voluntary offer, approximately $850 million in other restructuring charges and $282 million for a pension curtailment charge.

4Cash flow reported in this release includes cash from operations (excluding cash utilized for the business restructuring and the impacts of accounts receivable securitizations) and capital expenditures.

5All expense run rate numbers are annualized and exclude reserves for bad debt and vendor financing.

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Phase II Business Restructuring Program Fully Under Way

  An aggressive plan to return Lucent to profitability and positive cash flow in fiscal 2002
  Designed to further reduce Lucent's cost base
  Will resize Lucent for current market realities

Goal                                            Target                     Progress to Date
----------------------------------------------- -------------------------- ----------------------------

Reduce operational expenses on                  An additional $2 billion   $400 million reduction on
annualized basis                                                           annualized basis

Reduce working capital                          An additional $1 billion   $100 million improvement

Reduce forecasted capital spending              An additional $750         On track to meet goal by
                                                million                    end of fiscal year

Reduce work force                               An additional 15,000 -     10,000 achieved to date
                                                20,000                     (remainder have been
                                                                           identified and informed)

Record a business restructuring charge          In the range of $7         $8 billion charge
                                                billion to $9 billion      recorded, within range

Phase I Business Restructuring Program Completed; All Targets Met or Exceeded On Time

Goal                                            Target                     Achieved
----------------------------------------------- -------------------------- ----------------------------

Reduce operational expenses on                  $2 billion                 $2 billion
annualized basis

Reduce working capital                          $2 billion                 $3 billion

Reduce forecasted capital spending              $400 million               $700 million

Reduce work force                               10,000                     10,500 by July earnings
                                                                           announcement; and
                                                                           additional 8,500 accepted
                                                                           voluntary offer, for a
                                                                           total of 19,000 positions

                                      # # #

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Statements of Operations
(Unaudited; amounts in millions, except per share amounts)

                                                                                          Three Months Ended
                                                                      ----------------------------------------------------
                                                                         September 30, 2001            June 30, 2001
                                                                         ------------------            -------------
                                                                    As Reported (d) Pro Forma (d)  As Reported (d)  Pro Forma (d)
                                                                    --------------- -------------  ---------------  -------------
Revenue ............................................................   $ 5,155      $ 5,155               $5,886      $5,886
Costs (a) ..........................................................     5,092        4,512                5,057       4,914
                                                                    -----------------------------  ------------------------------
    Gross margin ...................................................        63          643                  829         972

OPERATING EXPENSES
    Selling, general and administrative, before amortization of
        goodwill and other acquired intangibles ....................     1,183        1,183                1,813       1,813
    Amortization of goodwill and other acquired intangibles ........       178         --                    233        --
                                                                    -----------------------------  ------------------------------
    Selling, general and administrative ............................     1,361        1,183                2,046       1,813
    Research and development .......................................       745          745                  793         793
    Purchased in-process research and development ..................      --           --                   --          --
    Business restructuring charges and asset impairments............     7,442         --                    541        --
                                                                    -----------------------------  ------------------------------
      Total operating expenses......................................     9,548        1,928                3,380       2,606
Operating income (loss) ............................................    (9,485)      (1,285)              (2,551)     (1,634)
Other income (expense), net ........................................       (61)         (61)                (179)       (179)
Interest expense ...................................................       123          123                  115         115
                                                                    -----------------------------  ------------------------------
Loss from continuing operations before income taxes ................    (9,669)      (1,469)              (2,845)     (1,928)
Provision (benefit) for income taxes (b)  ..........................    (2,340)        (560)                (967)       (734)
                                                                    -----------------------------  ------------------------------
Loss from continuing operations ....................................    (7,329)        (909)              (1,878)     (1,194)
Loss from discontinued operations, net .............................    (1,499)                           (1,360)
                                                                    -----------                         --------
Loss before extraordinary items.....................................    (8,828)                          (3,238)
Extraordinary gain, net ............................................        28                             --
                                                                    -----------------------------  ------------------------------
Net loss ...........................................................    (8,800)        (909)              (3,238)     (1,194)
Preferred dividends and accretion ..................................       (28)         (28)                --          --
                                                                    -----------------------------  ------------------------------
Net loss applicable to common shareowners ..........................   $(8,828)    $   (937)             $(3,238)    $(1,194)
                                                                    =============================  ==============================
Loss per share from continuing operations
    applicable to common shareowners (c)............................   $ (2.16)    $  (0.27)             $ (0.55)    $ (0.35)
Net loss per share applicable to common shareowners(c)  ............   $ (2.59)                          $ (0.95)
                                                                    -----------------------------  ------------------------------
Weighted average number of common shares outstanding (c)  ..........   3,412.2      3,412.2              3,405.2     3,405.2
                                                                    -----------------------------  ------------------------------
Effective tax rate (%) - continuing operations .....................     24.2%        38.1%                34.0%       38.1%

                                                                                           Three Months Ended
                                                                                           ------------------
                                                                         September 30, 2000                  % Change Pro Forma
                                                                     As Reported (d)  Pro Forma (d)         4Q vs 3Q    4Q vs 4Q
                                                                     ---------------  -------------        -----------  --------

Revenue ............................................................   $ 7,172     $  7,172                   (12.4%)     (28.1%)
Costs (a) ..........................................................     4,745        4,745                    (8.2%)      (4.9%)
                                                                       -------------------------
    Gross margin ...................................................     2,427        2,427                   (33.8%)     (73.5%)

OPERATING EXPENSES
    Selling, general and administrative, before amortization of
        goodwill and other acquired intangibles ....................     1,532        1,532                   (34.7%)     (22.8%)
    Amortization of goodwill and other acquired intangibles ........       223         --
                                                                       -------------------------
    Selling, general and administrative ............................     1,755        1,532                   (34.7%)     (22.8%)
    Research and development .......................................       783          783                    (6.1%)      (4.9%)
    Purchased in-process research and development ..................       131         --
    Business restructuring charges and asset impairments............      --           --
                                                                       -------------------------
      Total operating expenses......................................     2,669        2,315                   (26.0%)     (16.7%)
Operating income (loss) ............................................      (242)         112                   (21.4%)        NM
Other income (expense), net ........................................        (7)          (7)                  (65.9%)        NM
Interest expense ...................................................       105          105                     7.0%       17.1%
                                                                       -------------------------
Loss from continuing operations before income taxes ................      (354)        --                     (23.8%)        NM
Provision (benefit) for income taxes (b)  ..........................       (60)          11                   (23.7%)        NM
                                                                       -------------------------
Loss from continuing operations ....................................      (294)         (11)                  (23.9%)        NM
Loss from discontinued operations, net .............................      (190)                                  NM          NM
                                                                       --------
Loss before extraordinary item .....................................      (484)                                  NM          NM
Extraordinary gain, net ............................................      --                                     NM          NM
Net loss ...........................................................      (484)         (11)                  (23.9%)        NM
Preferred dividends and accretion ..................................      --           --                        NM          NM
                                                                       -------------------------
Net loss applicable to common shareowners ..........................   $  (484)    $    (11)                  (21.5%)        NM
                                                                       =========================
Loss per share from continuing operations
    applicable to common shareowners (c)............................   $ (0.09)    $  (0.00)                  (22.3%)        NM
Net loss per share applicable to common shareowners(c)  ............     (0.14)
                                                                       -------------------------
Weighted average number of common shares outstanding (c)  ..........    3,349.2      3,349.2
                                                                       -------------------------
Effective tax rate (%) - continuing operations .....................      16.9%

(a)      For the three months ended September 30, 2001 and June 30, 2001,  total
         business   restructuring   and  one-time   charges  include   inventory
         write-downs  of $580 and $143,  respectively,  which are  recorded as a component of Costs, and excluded from pro forma costs.

(b)      Pro forma income taxes are reflected on a pro forma stand-alone basis.

(c)      As a result of the loss reported  from  continuing  operations  for the three months ended  September 30, 2001, June 30, 2001 and September 30,
         2000,  potentially  dilutive  securities  have been  excluded  from the calculation  of loss per share  because  their  effect would reduce the loss.

(d)      The pro forma and as reported  results from  continuing  operations for the quarters  ended  September 30, 2001 and June 30, 2001,  include the effects of the Company's  adoption of SAB  101-Revenue  Recognition  in
         Financial Statements.  The quarter ended September 30, 2001, includes a net  increase  in  revenue of $39 and an $11 decrease  in the loss from continuing operations.  The quarter ended June 30, 2001, which has been restated,  reflects a net  increase in revenue of $67 and a $9 decrease in the loss from continuing  operations.  Had Lucent adopted SAB 101 in the fourth quarter of September 30, 2000, the pro forma and as reported results  would have included a net increase in revenue of $48 and a $12 increase in loss from continuing operations.

NM       Not meaningful

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Statements of Operations
(Unaudited; amounts in millions, except per share amounts)
                                                                                      Year Ended
                                                                  ---------------------------------------------------
                                                                                                                         % Change
                                                                    September 30, 2001        September 30, 2000         Pro Forma
                                                                    ------------------        ------------------         ---------
                                                                  As Reported  Pro Forma    As Reported  Pro Forma(a)   2001 vs 2000
                                                                  -----------  ---------    -----------  -------------  ------------
Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 21,294   $ 21,294       $ 28,904  $ 28,667        (25.7%)
Costs (b) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19,236     17,977         17,190    17,061          5.4%
                                                                     -------------------       ------------------
    Gross margin . . . . . . . . . . . . .  . . . . . . . . . . . .     2,058      3,317         11,714    11,606        (71.4%)

OPERATING EXPENSES
    Selling, general and administrative, before amortization of
        goodwill and other acquired intangibles (c) . . . . . . . .     6,489      6,489          5,248     5,106         27.1%
    Amortization of goodwill and other acquired intangibles . . . .       921          -            362         -
                                                                     -------------------       ------------------
    Selling, general and administrative (c) . . . . . . . . . . . .     7,410      6,489          5,610     5,106         27.1%
    Research and development . . . . . . . . . . . . . . . . . . .      3,520      3,520          3,179     3,167         11.1%
    Purchased in-process research and development . . . . . . . . .         -          -            559         -
    Business restructuring charges and related asset impairments. .    10,157          -              -         -
                                                                     -------------------       ------------------
      Total operating expenses. . . . . . . . . . . . . . . . . . .    21,087     10,009          9,348     8,273          21.0%
Operating income (loss) . . . . . . . . . . . . . . . . . . . . . .   (19,029)    (6,692)         2,366     3,333            NM
Other income (expense), net (d). . . . . . . . . . . . . . . . . .       (357)      (357)           333       131            NM
Interest expense . . . . . . . . . . . . . . . . . . . . . . . . .        518        518            342       342         51.5%
                                                                     -------------------       ------------------
Income (loss) from continuing operations before income taxes . . .    (19,904)    (7,567)         2,357     3,122            NM
Provision (benefit) for income taxes (e) . . . . . . . . . . . . .     (5,734)    (2,884)           924       892            NM
                                                                     -------------------       ------------------
Income (loss) from continuing operations. . . . . . . . . . . . .     (14,170)    (4,683)         1,433     2,230            NM
Loss from discontinued operations, net. . . . . . . . . . . . . .      (3,172)                     (214)
                                                                     --------                  ---------
Income (loss) before extraordinary items and cumulative effect of
  accounting changes. . . . . . . . . . . . . . . . . . . . . . .     (17,342)                    1,219
Extraordinary gain, net. . . . . . . . . . . . . . . . . . . . . .      1,182                         -
Cumulative effect of accounting changes, net (f). . . . . . . . . .       (38)                        -
                                                                     -------------------       ------------------
Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . .    (16,198)    (4,683)         1,219     2,230
Preferred dividends and accretion. . . . . . . .  . . . . . . . .         (28)       (28)             -         -
                                                                     -------------------       ------------------
Net income (loss) applicable to common shareowners . . . . . . . .  $ (16,226)    (4,711)       $ 1,219     2,230
                                                                     ===================       ==================
Income (loss) per share from continuing operations applicable to
  common shareowners (g). . . . . . . . . . . . . . . . . . . . . . $   (4.18)   $ (1.39)       $  0.43    $ 0.67            NM
Net income (loss) per share applicable to common shareowners (g)    $   (4.77)                  $  0.37
                                                                     -------------------       ------------------
Weighted average number of common shares outstanding (g). . . . . .   3,400.7    3,400.7        3,325.9   3,325.9
                                                                     -------------------       ------------------
Effective tax rate (%) - continuing operations. . . . . . . . . . .     28.8%      38.1%          39.2%     28.6%

(a)      The pro forma  results of operations  for the year ended  September 30,
         2000,  exclude Lucent's Consumer Products  business,  which was sold in
         March 2000.

(b)      For the year ended September 30, 2001, total business restructuring and one-time  charges include  inventory  write-downs of $1,259,  which are recorded as a component of Costs, and excluded from pro forma costs.

(c)      Pro forma SG&A expense for the year ended  September 30, 2000, excludes one-time  costs  of $61  primarily  associated  with the  mergers  with
         International  Network Services,  Excel Switching Corporation and Xedia
         Corporation.

(d)      Pro forma other income (expense),  net for the year ended September 30,
         2000  excludes  a gain of $189  associated  with the sale of an  equity investment.

(e)      Pro forma income taxes are reflected on a pro forma stand-alone basis.

(f)      Includes $(68)  cumulative  effect of accounting  change related to the adoption  of SAB 101 and $30  cumulative  effect of  accounting  change related to the adoption of Statement of Financial  Accounting Standards
         No. 133 - Accounting for Derivative Instruments and Hedging Activities.
         As a result of SAB 101, the year ended  September 30, 2001,  includes a net  increase  in revenue of $90 and an $11  decrease  in the loss from continuing operations.

(g)      As a result of the loss reported  from  continuing  operations  for the year ended  September 30, 2001,  potentially  dilutive  securities have been  excluded  from the  calculation  of loss per share  because their effect would reduce the loss. Represents diluted earnings per share for the year ended September 30, 2000.

NM       Not meaningful

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in millions except share amounts)

                                                                              September 30,       June 30,       September 30,
                                                                                  2001              2001             2000
                                                                              -------------     ----------       -------------
ASSETS:
Cash and cash equivalents.................................................... $   2,390         $   2,285        $   1,467
Receivables, less allowances of $634, $583 and $479, respectively............     4,594             4,618            8,782
Inventories..................................................................     3,646             5,094            5,100
Contracts in process, net....................................................     1,027             1,245            1,881
Deferred income taxes, net...................................................     2,658             1,993            1,101
Other current assets.........................................................     1,788             1,810            1,575
Net current assets of discontinued operations................................         -                 -              634
                                                                              ---------         ---------        ---------
     Total current assets....................................................    16,103            17,045           20,540
Plant, property and equipment, net...........................................     4,416             5,055            5,046
Prepaid pension costs........................................................     4,958             6,420            6,238
Deferred income taxes, net...................................................     2,695               261               33
Goodwill and other acquired intangibles, net.................................     1,466             4,880            6,463
Other assets.................................................................     2,724             3,401            3,560
Net assets of discontinued operations........................................     1,302             2,857            5,632
                                                                              ---------         ---------        ---------
     Total assets............................................................ $  33,664         $  39,919        $  47,512
                                                                              =========         =========        =========
LIABILITIES:
Accounts payable............................................................. $   1,844         $   1,896        $   2,583
Payroll and benefit-related liabilities......................................     1,500               979            1,010
Debt maturing within one year................................................     1,135             3,215            3,468
Other current liabilities....................................................     5,285             4,150            3,099
Net current liabilities of discontinued operations...........................       405               462                -
                                                                              ---------         ---------        ---------
     Total current liabilities...............................................    10,169            10,702           10,160
Postretirement and postemployment benefit liabilities........................     5,481             5,239            5,395
Long-term debt...............................................................     3,274             2,995            3,030
Deferred income taxes, net...................................................       152                 -            1,203
Other liabilities............................................................     1,731             1,226            1,552
                                                                              ---------         ---------        ---------
     Total liabilities.......................................................    20,807            20,162           21,340

Commitments and contingencies

Redeemable convertible preferred stock*......................................     1,834                 -                -

SHAREOWNERS' EQUITY:
Common stock **..............................................................        34                34               34
Additional paid-in capital...................................................    21,702            21,658           20,374
Retained earnings (accumulated deficit)......................................   (10,272)           (1,469)           6,129
Accumulated other comprehensive income (loss)................................      (441)             (466)            (365)
                                                                              ---------         ---------        ---------
     Total shareowners' equity...............................................    11,023            19,757           26,172
                                                                              ---------         ---------        ---------
     Total liabilities, redeemable preferred stock and sharehowners' equity.. $  33,664         $  39,919        $  47,512
                                                                              =========         =========        =========

*   $1.00 per share par value;  1,885,000  shares issued and  outstanding  as of
    September  30, 2001 and none issued and  outstanding  at September 30, 2000;
    $1,000.00 per share redemption value.

**  $0.01 per share par value;  10,000,000,000 authorized shares;  3,414,815,908 issued and 3,414,167,155 outstanding as of September 30, 2001, 3,410,772,734 issued and  3,410,125,365  outstanding as of June 30, 2001 and 3,384,332,104 issued and outstanding as of September 30, 2000.

                                               LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
                                             SUMMARY FINANCIAL DATA (CONTINUING OPERATIONS)
                                                       (Unaudited; $ in millions)

                                                                                                          Three Months Ended
                                                                                       ---------------------------------------------
                                                                                             September 30,                  June 30,
                                                                                             -------------                  --------
                                                                                         2001             2000                2001
                                                                                       -------          --------            --------
RESULTS BY SEGMENTS

TOTAL REVENUES:        Products                                                        $ 4,131          $ 5,666             $ 4,680
                       Services                                                            999            1,403               1,137
                       Other                                                                25              103                  69
                                                                                       -------          -------             --------
                          Total revenues                                               $ 5,155          $ 7,172             $ 5,886
                                                                                       =======          =======             ========
U.S. REVENUES
                       Products                                                        $ 2,470          $ 3,618             $ 2,889
                       Services                                                            652              968                 849
                       Other                                                                16              139                  79
                                                                                       -------          -------             --------
                          Total revenues - U.S.                                        $ 3,138          $ 4,725             $ 3,817
                                                                                       =======          =======             ========
NON-U.S. REVENUES
                       Products                                                        $ 1,661          $ 2,048             $ 1,791
                       Services                                                            347              435                 288
                       Other                                                                 9              (36)                (10)
                                                                                       -------          -------             --------
                          Total revenues - Non-U.S.                                    $ 2,017          $ 2,447             $ 2,069
                                                                                       -------          -------             --------

CONTRIBUTION MARGIN:
                       Products                                                         $ (630)           $ 636              $ (945)
                       Services                                                            (49)              74                (119)
                                                                                       -------          -------             --------
                          Total contribution margin                                       (679)             710              (1,064)
                       Contribution margin percentage - Products                        (15.3%)           11.2%              (20.2%)
                       Contribution margin percentage - Services                         (4.9%)            5.3%              (10.5%)
                       Regional operating expenses                                        (423)            (671)               (460)
                       Other                                                              (183)              73                (110)
                                                                                       -------          -------             --------
                       Pro forma operating income (loss)                              $ (1,285)           $ 112            $ (1,634)
                                                                                       =======          =======             ========

PERCENTAGE-OF-REVENUES ANALYSIS - PRO FORMA
Costs                                                                                    87.5%            66.2%               83.5%
Gross margin                                                                             12.5%            33.8%               16.5%
SG&A                                                                                     22.9%            21.4%               30.8%
Research and development                                                                 14.5%            10.9%               13.5%
    Total operating expenses                                                             37.4%            32.3%               44.3%
Operating income (loss)                                                                 (24.9%)            1.6%              (27.8%)

                                               LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
                                             SUMMARY FINANCIAL DATA (CONTINUING OPERATIONS)
                                                       (Unaudited; $ in millions)

                                                                                                       Three months ended
                                                                                       ---------------------------------------------
                                                                                              September 30,             June 30,
                                                                                       ----------------------           --------
                                                                                          2001        2000                2001
                                                                                        -------      -------            --------
CASH FLOWS FROM CONTINUING OPERATIONS
Operating                                                                               $ (486)      $    21            $  (110)
Investing                                                                               $  602       $  (817)           $  (370)
Financing                                                                               $  (13)      $ 1,692            $ 1,342

                                                                                    September 30,       June 30,       September 30,
                                                                                         2001             2001            2000
                                                                                         ----             ----            ----
OTHER INFORMATION
Debt to capital (a)                                                                      28.6%            23.9%            19.9%
Working capital (b)                                                                      6,339            6,805            9,746
Current ratio                                                                              1.6              1.6              2.0
Days sales outstanding (DSO)                                                                80               82              114
Employees                                                                               77,000           95,500          104,000

(a) defined as the ratio of total debt to total capital (debt plus equity)

(b) excludes net current assets  (liabilities)  from discontinued  operations of
    ($405), ($462) and $634 for September 30, 2001, June 30, 2001, and September
    30, 2000, respectively.

CUSTOMER FINANCING
                                                            September 30, 2001
                                                -------------------------------------------------
                                                 Total Loans
                                                and Guarantees         Loans           Guarantees
                                                --------------         -----           ----------
Drawn commitments                                    $ 2,956          $ 2,528               $ 428
Available but not drawn                                1,447            1,411                  36
Not available                                            911              655                 256
                                                     --------         -------             -------
    Total                                            $ 5,314          $ 4,594               $ 720
                                                     ========         =======             =======

                                                                June 30, 2001
                                                -------------------------------------------------
                                                 Total Loans
                                                and Guarantees         Loans           Guarantees
                                                --------------         -----           ----------
Drawn commitments                                    $ 2,952          $ 2,293               $ 659
Available but not drawn                                1,605            1,561                  44
Not available                                            981              725                 256
                                                     --------         -------             -------
    Total                                            $ 5,538          $ 4,579               $ 959
                                                     ========         =======             =======

                                                            September 30, 2000
                                                -------------------------------------------------
                                                 Total Loans
                                                and Guarantees         Loans           Guarantees
                                                --------------         -----           ----------
Drawn commitments                                    $ 2,034          $ 1,263               $ 771
Available but not drawn                                3,872            3,270                 602
Not available                                          2,196            2,121                  75
                                                     --------         -------             -------
    Total                                            $ 8,102          $ 6,654             $ 1,448
                                                     ========         =======             =======